Exhibit 99

[Triple Net Letterhead]

January 3, 2004

To the Members of the NNN 2002 Value Fund LLC:

As you may be aware, NNN 2002 Value Fund LLC (the “Company”) has determined that it is required to file a registration statement under the Exchange Act of 1934, as amended (the “Exchange Act”) because its units are held of record by more than 500 persons. We have been working with our securities counsel and independent auditors to prepare the registration statement, which is called a Form 10, and address the Company’s reporting obligations under the Exchange Age. The Form 10 was filed with the Securities and Exchange Commission (the “SEC”) on December 30, 2004. The Form 10 and subsequently filed documents are available on the SEC’s website at www.sec.gov.

As a result of the Company’s obligation to register its securities under the Exchange Act, the Company will be subject to the requirements of the Exchange Act Rules. In particular, the Company will be required to file Quarterly Reports on Form 10-Q, Annual Reports on Form 10-K, and Current Reports on Form 8-K reporting certain material developments.

In order to meet its Exchange Act obligations, the Company will be required to form certain committees and formalize policies and procedures relating to its accounting, disclosure controls and internal controls. The Company will also be required to adhere to the Sarbanes-Oxley Act of 2002.

On September 16, 2004, Triple Net Properties, LLC, the Company’s manager (“Triple Net”), learned that the SEC is conducting an investigation of Triple Net. The SEC has requested information from Triple Net relating to disclosure in various registered public securities offerings of affiliates of Triple Net and exemptions from the registration requirements of the Securities Act of 1933, as amended, for the private offerings in which Triple Net and its affiliated entities were involved. Triple Net has advised the Company that it intends to cooperate fully with the SEC in its investigation.

The Company owns the following properties:

Property	Location	Ownership Percentage

Bank of America West	Las Vegas, Nevada	100%

Congress Center	Chicago, Illinois	12.28%

Netpark	Tampa, Florida	50%

On November 24, 2004, we received an unsolicited offer to purchase Bank of America West from an unaffiliated NYSE REIT for $24,317,000. The terms are acceptable and Triple Net is currently negotiating a contract for the purchase. The Company purchased Bank of America West on September 20, 2002 for $16,900,000. Also, Congress Center was refinanced with Principal Life for $97.5 million. This property was appraised for $149,600,000 on August 1, 2004 and was purchased January 9, 2003 for $136,108,000.

On December 27, 2004, Triple Net’s Board of Managers approved a plan of liquidation and dissolution of the Company. Adoption of the plan of liquidation requires the approval of a majority of the member units and the filing of a proxy with the SEC. The plan contemplates the sale of the three properties in the Company’s portfolio during 2005. The Manager believes that liquidation will provide members with greater returns on their investment than otherwise would be realized if the Company continues to operate as a public reporting company.

On December 27, 2004, Triple Net’s Board of Managers also approved payment by Triple Net of costs associated with the Company’s compliance with public company filings throughout the period of liquidation as discussed above. These costs include, but are not limited to, audit and legal fees.

Thank you for your investment in NNN 2002 Value Fund. We wish you a very Happy Holiday Season.

Sincerely,

/s/ Anthony W. Thompson

Anthony W. “Tony” Thompson
Triple Net Properties, LLC
CEO & Chairman